Exhibit 21

The subsidiaries of American Shared Hospital Services are:

MedLeader.com, Inc.
A California corporation

OR21, Inc.
A California corporation

Long Beach Equipment, LLC
A Delaware limited liability company

American Shared Radiosurgery Services
A California corporation

Subsidiaries of American Shared Radiosurgery Services

GK Financing, LLC
A California limited liability company

Subsidiaries of GK Financing, LLC

Instituto de Gamma Knife del Pacifico S.A.C.
A Peruvian company

GK Financing U.K. LTD
An England and Wales private limited company